CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Short-Term Investments Trust of our reports dated October 29, 2019, relating to the financial statements and financial highlights, which appear in Invesco Government & Agency Portfolio, Invesco Liquid Assets Portfolio, Invesco STIC Prime Portfolio, Invesco Tax-Free Cash Reserve Portfolio, Invesco Treasury Obligations Portfolio, and Invesco Treasury Portfolio’s Annual Reports on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 19, 2019